Exhibit 99.1

Astea Reports Second Quarter and Year-to-Date 2016 Results

356% Increase in SaaS Revenues for Second Quarter and 220% Increase in SaaS Revenues Year-to-Date

HORSHAM, Pa., Aug. 12, 2016 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter ended June 30, 2016.

For the quarter ended June 30, 2016, Astea reported revenues of $5.7 million compared to revenues of $6.5 million for the same period in 2015. Net loss available to common stockholders for the second quarter was $1.2 million or ($0.33) per share compared to a net loss of $0.4 million or ($0.11) per share for the same period in 2015. Software license revenues were $0.3 million, compared to $2.2 million for the same period in 2015. Subscription revenues were $1.1 million compared to $0.2 million for the same period in 2015. Service and maintenance revenues were $4.4 million compared to revenues of $4.1 million for the same period in 2015.

Revenues for the six months ended June 30, 2016 decreased 11% to $11.0 million compared to $12.4 million in the same six-month period in 2015. Software license revenues decreased 67% to $1.1 million compared to $3.3 million for the same period in 2015. Subscription revenues increased 220% to $1.6 million compared to $0.5 million in the same six-month period in 2015. Service and maintenance revenues were $8.4 million, a 3% decrease compared to revenues of $8.6 million for the same six-month period in 2015. Net loss available to common stockholders was $2.0 million or ($0.56) per share compared to a net loss of $1.3 million or ($0.37) per share for the same six-month period last year.

Adjusted EBITDA was ($0.7) million for the quarter ended June 30, 2016 compared to $1.4 million for the same period in 2015. This measure eliminates the variation in operating results that occur from accounting rules related to the deferral of hosting and implementation fees on hosted customers as well as the rules related to the capitalization and amortization of development costs. The details of Adjusted EBITDA are reported in the financial tables below.

"Unfortunately, some of the deals that we originally projected to close in the second quarter, slipped into the third quarter. Due to the extended and complex sales cycles with these large enterprise opportunities it is challenging to accurately predict the timing of these deals. But I am happy to report that we have already concluded some of those deals that slipped," stated Zack Bergreen, CEO of Astea International. "We continue to see a strong upward trend in the number of companies preferring a cloud deployment model, and all of the new customers that we added this quarter selected our cloud solution to serve as their end-to-end service platform to optimize and grow their business. We remain very encouraged by the adoption rate of our cloud offering and expect strong growth moving forward."

Mr. Bergreen further stated, "The initiatives we've taken to expand our partner ecosystem have thus far been successful and our sales pipeline continues to grow as a result of these new strategic relationships. During the second quarter, we successfully entered into a partnership with another value-added reseller. This partnership will enable us to expand our geographic presence in the Middle East, and has already generated a new customer for our cloud solution. Additionally, we are in the final stages of executing partnership agreements, with both complementary technology and implementation partners to further enhance our solution suite as well as expanding our presence in the market."

Outlook
Mr. Bergreen concluded, "Our professional services group remains very busy, in all of our operating regions, and we have had many new customers successfully go live with their deployments. We are very enthusiastic about our next major product release which we will be introducing to the market. This release contains a substantial number of innovative, market-driven features that will help companies achieve considerable productivity and financial-related improvements for their service operations."

Astea will host a conference call that will be broadcast live over the Internet on August 12, 2016 at 4:30pm ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/en/About-Us/Investors/page.aspx. To listen to the live call via the telephone, please call 1-800-894-5910. For calls from outside North America, please dial 1-785-424-1052. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2016 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Reconciliation of Reported Net Loss to EBITDA plus Change in Deferred Hosting, Deferred Professional Services-Hosting and Capitalized Software Costs
($ in '000's)

	Quarter Ending		Six Months Ending
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
Net loss, as reported	(1,048)	(273)	(1,745)	(1,066)

Add back:
Interest expense	21	31	46	73
Income taxes	12	10	24	22
Depreciation and amortization	589	1,185	1,177	2,251
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	(426)	953	(498)	1,280

Increase (decrease) in deferred hosting	(57)	638	198	987
Increase (decrease) in deferred professional services - hosting	519	438	914	828
Capitalized Software development cost	(760)	(596)	(1,592)	(1,052)
EBITDA plus change in deferred hosting and deferred professional services-hosting	(724)	1,433	(978)	2,043

CONTACT: Investor Relations Contact, Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com